                                                                EXHIBIT 99(a)(1)

                          Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
          (Including the Associated Rights to Purchase Common Stock)
                                      of
                             Cade Industries, Inc.
                                      at
                              $5.05 Net Per Share
                                      by
                              Sphere Corporation
                         a wholly owned subsidiary of
                        United Technologies Corporation


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, NOVEMBER 19, 1999, UNLESS THE OFFER IS EXTENDED


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE TIME OF EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES HELD BY OR ON BEHALF OF PARENT (AS DEFINED HEREIN), REPRESENTS AT LEAST 75 PERCENT OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

   THE BOARD OF DIRECTORS OF CADE INDUSTRIES, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN), APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                 -----------

                                   IMPORTANT

   Shareholders desiring to tender all or any portion of their shares of common stock, par value $.001 per share (the "Common Stock"), of Cade Industries, Inc. (the "Company"), including the associated rights to purchase common stock (the "Rights" and together with the Common Stock, the "Shares") should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for book-entry tender of Shares set forth in Section 3 or (3) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

   The Rights are presently evidenced by the certificates for the Common Stock and a tender by shareholders of their shares of Common Stock will also constitute a tender of the associated Rights. A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is

                  Georgeson Shareholder Communications, Inc.


October 21, 1999

INTRODUCTION...............................................................   1

THE TENDER OFFER...........................................................   3
 1. Terms of the Offer.....................................................   3
 2. Acceptance for Payment and Payment for Shares..........................   4
 3. Procedure for Tendering Shares.........................................   5
 4. Withdrawal Rights......................................................   7
 5. Certain Federal Income Tax Consequences of the Offer...................   8
 6. Price Range of Shares; Dividends.......................................   9
 7. Possible Effects of the Offer on the Market for the Shares; Nasdaq
    Listing; Margin Regulations and Exchange Act Registration..............  10
 8. Certain Information Concerning the Company.............................  11
 9. Certain Information Concerning Purchaser and Parent....................  13
10. Background of the Offer; Contacts with the Company.....................  16
11. Purpose of the Offer; Plans for the Company; the Merger Agreement; the
    Shareholder Option Agreement; Executive Employment Agreements..........  18
12. Rights Agreement.......................................................  29
13. Source and Amount of Funds.............................................  30
14. Certain Conditions of the Offer........................................  30
15. Certain Legal Matters..................................................  32
16. Fees and Expenses......................................................  35
17. Miscellaneous..........................................................  36

SCHEDULE A--Directors and Executive Officers of Parent and Purchaser.......  37

To the Holders of Shares
of Cade Industries, Inc.:

                                 INTRODUCTION

    Sphere Corporation, a Wisconsin corporation ("Purchaser") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.001 per share (the "Common Stock"), of Cade Industries, Inc., a Wisconsin corporation (the "Company"), including the associated common stock purchase rights (the "Rights"), issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of August 4, 1998, as amended as of October 21, 1999, between the Company and Firstar Bank Milwaukee, N.A. (formerly named Firstar Trust Company), as Rights Agent (the Common Stock and the Rights together are referred to herein as the "Shares") at $5.05 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. Purchaser will pay all charges and expenses of Citibank, N.A. (the "Depositary") and Georgeson Shareholder Communications, Inc. (the "Information Agent").

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the time of expiration of the Offer that number of Shares that, together with any Shares held by or on behalf of Parent, represents at least 75 percent of the issued and outstanding Shares on a fully diluted basis. The Offer is also subject to certain other terms and conditions. The Offer will expire at 12:00 midnight, New York City time, on Friday, November 19, 1999 unless extended. See Sections 1, 14 and 15.

    The Board of Directors of the Company has unanimously approved the Merger Agreement, approved the Offer and the Merger, determined that the Offer and the Merger are in the best interests of the holders of Shares and unanimously recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

    Pursuant to its engagement by the Company, Robert W. Baird & Co. Incorporated, ("Baird"), has delivered to the Board of Directors of the Company its written opinion, dated October 20, 1999, to the effect that as of such date and subject to the assumptions and qualifications therein, the consideration to be received by holders of the Shares pursuant to the Offer and the Merger was fair to such shareholders (other than Parent and its Affiliates) from a financial point of view. A copy of the opinion of Baird is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders concurrently herewith.

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 21, 1999, among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation, unless Parent elects, in its sole discretion, to cause the Company to merge into Purchaser with Purchaser continuing as the surviving corporation (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company or held by shareholders who properly exercise dissenters' rights, if any), will by virtue of the Merger and without action by the holder thereof be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer (the "Merger Consideration") payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly respecting such Share. The Merger Agreement is more fully described in Section 11 below. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

    If the Minimum Tender Condition (as defined in Section 14) and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Wisconsin Business Corporation Law (the "WBCL") if, after consummation of the Offer, Purchaser owns at least 90 percent of the Shares then outstanding, Purchaser, at its sole discretion, will be able to cause the Merger to occur without a vote of the Company's shareholders but subject to compliance with notice requirements. This Offer to Purchase constitutes such notice to shareholders required under Section 180.1104 of the WBCL. If, however, after consummation of the Offer Purchaser owns less than 90 percent of the then outstanding Shares, a vote of the Company's shareholders will be required under the WBCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. Purchaser currently does not intend to cause the Merger to occur without a vote of the Company's shareholders unless, after consummation of the Offer, it owns more than 94 percent of the Shares then outstanding. See Section 11.

    Concurrently with the execution of the Merger Agreement, Purchaser also entered into a Shareholder Option Agreement with certain shareholders of the Company (the "Shareholder Option Agreement"). Pursuant to the Shareholder Option Agreement, each such shareholder of the Company agreed, among other things, to (a) tender, in accordance with the terms of the Offer, all of the Shares owned (beneficially or of record) by such shareholder, (b) vote all of the Shares owned by such shareholder in favor of the Merger and against certain other extraordinary transactions and (c) grant an option to Purchaser to purchase the Shares held by such shareholder at $5.05 per Share (subject to adjustment in certain circumstances). According to the information provided by such shareholders, in the aggregate, approximately 6,088,723 Shares are subject to the Shareholder Option Agreement, representing approximately 26.5 percent of the outstanding Shares on a fully diluted basis. See Section 11.

    The Offer is conditioned upon, among other things, the Minimum Tender Condition being satisfied, which is more fully described in Section 14 below. The Company has informed Purchaser that, as of October 20, 1999, there were 21,606,207 Shares issued and outstanding and there were 1,371,745 Shares subject to issuance pursuant to the Company's stock option and incentive plans. Parent, Purchaser and their affiliates do not currently beneficially own any Shares or rights to acquire Shares other than Purchaser's rights under the Shareholder Option Agreement. See Section 11.

    Based on the foregoing, and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to such options referred to above) as of October 21, 1999, Purchaser believes there are approximately 22,977,952 Shares outstanding on a fully diluted basis. Accordingly, if all of the Shares subject to the Shareholder Option Agreement are tendered into the Offer and not withdrawn, Purchaser believes that the Minimum Tender Condition would be satisfied if at least approximately 11,144,741 additional Shares are validly tendered prior to the Expiration Date (as defined in Section 1) and not withdrawn.

    No appraisal rights are available in connection with the Offer; however, shareholders may have appraisal rights in connection with the Merger. See
Section 11.

    This Offer to purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

  1. Terms of the Offer

    Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, November 19, 1999, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Minimum Tender Condition being satisfied. The Offer is also subject to certain other conditions set forth in Section 5.

    Pursuant to the Merger Agreement, Purchaser may, without the consent of the Company, elect to (a) extend the Offer if at the Expiration Date any of the conditions to the Offer have not been satisfied or waived, (b) if less than 90 percent of the Shares have been validly tendered and not properly withdrawn pursuant to the Offer, extend the Offer from time to time (but in no event beyond ten business days beyond the then scheduled expiration date of the Offer) for the shortest period of time reasonably determined by Parent as may be necessary to obtain the valid tender of 90% of the outstanding Shares,
(c) extend the Offer for any period required by any regulation, interpretation or position of the SEC and (d) increase the per Share price to be paid in the Offer and extend the Offer to the extent required by law in connection with such increase.

    Pursuant to the Merger Agreement, Purchaser has the right to modify the terms of the Offer, except that Purchaser has agreed that it will not, without the consent of the Company, (a) decrease or change the form of the consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) impose additional conditions to the Offer, (d) change the conditions to the Offer or (e) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the PR Newswire. The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 14.

    Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

    If, prior to the Expiration Date, Purchaser shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    As of the date of this Offer, the Rights are evidenced by the certificates for the Common Stock and do not trade separately. Accordingly, the tender by a shareholder of shares of Common Stock will also constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing Rights are issued, shareholders will be required to tender one Right for each Share of Common Stock tendered in order for Shares to be validly tendered. No separate payment will be made by Purchaser for the Rights pursuant to the Offer.

    The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of shares and will be furnished by Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. Acceptance for Payment and Payment for Shares

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not properly withdrawn (in accordance with Section
4) prior to the Expiration Date as soon as practicable after the Expiration Date. In addition, subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Sections 1 and 15. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any delay in making such payment.

    The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedure for Tendering Shares

    Valid Tender.

    To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    Until the close of business on the Separation Date (as defined in Section
12), the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

    Book-Entry Delivery.

    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

    Signature Guarantees.

    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment or are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    Guaranteed Delivery.

    A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

    (a) such tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

    (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Other Requirements.

    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

  Tender Constitutes a Binding Agreement.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy.

    By executing and delivering a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 21, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Shares.

  Determination of Validity.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

  4. Withdrawal Rights

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 19, 1999.

    To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur a liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this
Section 4.

  5. Certain Federal Income Tax Consequences of the Offer

    The following is a summary of the material United States Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger to the Company's shareholders. The summary does not purport to be a description of all tax consequences that may be relevant to the Company's shareholders, and assumes an understanding of tax rules of general application. It does not address special rules which may apply to the Company's shareholders based on their tax status, individual circumstances or other factors unrelated to the Offer or the Merger. Shareholders are encouraged to consult their own tax advisors regarding the Offer and the Merger.

    The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes, and may also be taxable under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a shareholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder and will be long-term capital gain or loss if the shareholder's holding period in such Shares for Federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 20 percent. In addition, a shareholder's ability to use capital losses to offset ordinary income is limited.

  Backup Withholding.

    Under the federal income tax backup withholding rules, unless an exemption applies, Purchaser is required to and will withhold 31 percent of all payments to which a shareholder is entitled pursuant to the Offer, unless such shareholder provides a tax identification number and certifies under penalties of perjury that the number is correct. If a shareholder is an individual, the tax identification number is a social security number. If a shareholder is not an individual, the tax identification number is an employer identification number. Each shareholder should complete and sign the substitute Form W-9, which will be included with the letter of transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Certain shareholders including, corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a Certificate of Foreign Status on Form W-8 attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for that year.

    The foregoing discussion may not apply to shareholders who acquired their Shares pursuant to exercise of employee stock options or other compensation arrangements with the Company, or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. The tax discussion above is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. Each shareholder is urged to consult his, her or its own tax advisor with respect to the tax consequences of the Offer and the Merger, including the application and effect of state, local, foreign or other tax laws.

  6. Price Range of Shares; Dividends

    The Common Stock is listed on the Nasdaq National Market System ("Nasdaq/NMS") under the symbol "CADE". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Common Stock on the Nasdaq/NMS and the amount of cash dividends paid per share, based upon public sources:

                                                                         Cash
                                                                       Dividends
Calendar Year                                          High     Low      Paid
-------------                                        -------- -------- ---------
1997:
First Quarter....................................... $1 16/32 $1 7/32     --
Second Quarter...................................... $1 20/32 $1 9/32     --
Third Quarter....................................... $3 15/32 $1 15/32    --
Fourth Quarter...................................... $3 16/32 $2 8/32     --
1998:
First Quarter....................................... $3 5/32  $2 10/32    --
Second Quarter...................................... $4 4/32  $2 25/32    --
Third Quarter....................................... $3 15/32 $1 30/32    --
Fourth Quarter...................................... $2 22/32 $2 4/32     --
1999:
First Quarter....................................... $2 27/32 $2 1/8      --
Second Quarter...................................... $2 11/16 $2 1/32     --
Third Quarter....................................... $3 17/32 $2 35/64    --
Fourth Quarter (through October 20, 1999)........... $4       $3 9/32     --

    The Rights trade together with the Common Stock. On October 20, 1999, the last full trading day prior to the public announcement of the terms of the Offer and the Merger and commencement of the Offer, the reported closing price on the Nasdaq/NMS was $3 7/8 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

  7. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Margin Regulations and Exchange Act Registration

  Possible Effects of the Offer on the Market for the Shares

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Nasdaq Listing

    The Shares are listed on the Nasdaq/NMS. Depending on the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shareholder Option Agreement or otherwise, the Shares may no longer meet the criteria of the National Association of Securities Dealers, Inc. (the "NASD") for continued designation for the Nasdaq/NMS. The maintenance of such designation requires that an issuer substantially meet one of two maintenance standards. The issuer must have either (a) (i) at least 750,000 shares publicly held, (ii) at least 400 shareholders of round lots,
(iii) a market value of publicly held shares of at least $5 million, (iv) a minimum bid price per share of $1, (v) at least two registered and active market makers for its shares and (vi) net tangible assets of at least $4 million or (b) (i) at least 1.1 million publicly held shares, (ii) at least 400 shareholders of round lots, (iii) a market value of publicly held shares of at least $15 million, (iv)(A) a market capitalization of at least $50 million or (B) total assets and total revenue of at least $50 million each (for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (v) a minimum bid price per share of $5 and
(vi) at least four registered and active market makers for its shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10 percent of the shares outstanding are not considered as being publicly held for this purpose. As of October 20, 1999, there were 1,430 holders of record of shares of Common Stock and, as of such date, there were 21,606,207 shares of Common Stock issued and outstanding.

    If, as a result of the purchase of Shares pursuant to the Offer, the Shareholder Option Agreement or otherwise, the Shares no longer meet the criteria of the NASD for continued inclusion in the Nasdaq/NMS or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in Nasdaq/NMS or in any other tier of the Nasdaq Stock Market, the market for the Shares could be adversely affected.

    In the event the Shares no longer meet the criteria of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Margin Regulation

    The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

  Exchange Act Regulation

    The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to
Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

  8. Certain Information Concerning the Company

    The Company is a Wisconsin corporation with its principal executive offices located at 2365 Woodlake Drive, Suite 120, Okemos, Michigan 48864.

    The Company conducts its operations primarily through four operating subsidiaries, Cade AutoAir, Inc., (formerly Auto-Air Composites, Inc.), Cade Composites, Inc., Cade HAC, Inc. (formerly H.A.C. Corporation) and Cade Cenco, Inc. (formerly Central Engineering Company).

    The Company is engaged worldwide in the design, manufacture, and repair and overhaul of high technology composite components and engine test facilities for the aerospace, air transport and specialty industries, principally through two segments.

    The Company's core products include molded and bonded composite jet engine components, metal fabricated and bonded composite airframe components and the repair and overhaul of commercial and military gas turbine engine and airframe components as well as flight nacelle structures ("Engine and Airframe Products and Services") and engine test facilities, related computer software and data acquisition systems, and associated equipment ("Test Facilities and Equipment"). Engine and Airframe Products and Services include engine inlets and cases, acoustical liners, fairings, auxiliary power unit enclosures, various control surface products, access doors, wing tips, interior structures and repair and overhaul services. Test Facilities and Equipment are used in the ground testing and overhaul of major commercial jet engines and related ground support equipment. These products are sold worldwide through the Company's internal sales force and independent sales representatives to major engine and airframe equipment manufacturers, airlines, U.S. Government and overhaul facilities.

    Set forth below is certain summary consolidated financial information for the Company's last three fiscal years as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and for the six months ended June 30, 1998 and June 30, 1999, as contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. More comprehensive financial information is included in such report (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. Copies of such report and other documents may be examined at or obtained from the SEC in the manner set forth below.

                             CADE INDUSTRIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                                                  Six Months
                                                                     ended
                                        Year ended December 31,    June 30,
                                        ----------------------- ---------------
                                         1998    1997    1996    1999    1998
                                        ------- ------- ------- ------- -------
                                                                  (unaudited)
Consolidated Statement of Income Data:
Sales.................................  $95,792 $55,804 $34,867 $52,482 $46,012
Cost of sales.........................   74,478  43,481  26,705  40,405  35,390
Selling, general and administrative
 expenses.............................   14,219   8,100   6,097   7,592   7,130
                                        ------- ------- ------- ------- -------
Income from operations................    7,095   4,223   2,065   4,485   3,492
Interest expense--net.................      947     833     729     586     654
                                        ------- ------- ------- ------- -------
Income before income taxes............    6,148   3,390   1,336   3,899   2,838
                                        ------- ------- ------- ------- -------
Net income............................    4,242   2,353   1,058   2,703   1,998
                                        ======= ======= ======= ======= =======
Net income per common share:
  Basic...............................     0.19    0.11    0.05    0.12    0.09
  Fully Diluted.......................     0.19    0.11    0.05    0.12    0.09
                                            At December 31,       At June 30,
                                        ----------------------- ---------------
                                         1998    1997    1996    1999    1998
                                        ------- ------- ------- ------- -------
                                                                  (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents.............  $   580 $ 1,093 $    22 $   581 $   158
Working capital (current assets less
 current liabilities).................   11,487  11,435   7,999  13,977  12,081
Property and equipment, net...........   19,197  17,662  15,006  20,241  18,034
Total assets..........................   62,275  54,570  35,304  65,366  57,439
Long-term debt, net of current
 maturities...........................    8,313  10,683   4,839   9,430   9,526
Shareholders' equity..................   27,054  23,333  20,683  29,295  25,461

    On October 21, 1999, the Company reported results for the third quarter and nine months ended September 30, 1999. The following are the financial highlights of such results, as reported by the Company.

                             CADE INDUSTRIES, INC.

                       Financial Highlights (Unaudited)

                              For the Three Months Ended             For the Nine Months Ended
                         ------------------------------------- -------------------------------------
                         September 30, 1999 September 30, 1998 September 30, 1999 September 30, 1998
                         ------------------ ------------------ ------------------ ------------------
                                            (In thousands, except per share data)
Sales...................      $26,113            $25,502            $78,595            $71,514
Net income..............        1,499              1,113              4,202              3,111
Net income per share:
  Basic.................         0.07               0.05               0.19               0.14
  Diluted...............         0.07               0.05               0.19               0.14

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue, Parent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent.

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    During the discussions between the Company and Parent that led to execution of the Merger Agreement, the Company provided Parent with certain information relating to the Company that Parent and Purchaser believe is not publicly available. This information included projections of operating performance of the Company for 1999 developed by the Company. The projections do not reflect consummation of the Offer or the Merger or any other extraordinary transaction involving the Company. The projection included a summary estimate, based upon six-months actual results for 1999 and projected second half results, of sales for 1999 of $106.0 million and operating income of $10.6 million. In addition, the Company later provided Parent with a detailed budget for 1999 prepared as of October 1998, with estimated sales for 1999 of $99.5 million and operating income of $10.6 million. The information also included an estimate of 1999 earnings per Share of $0.27. These projections are based on a variety of estimates and assumptions which involve judgements with respect to future economic and competitive conditions, inflation rates and technology trends.

    The Company has advised Parent and Purchaser that it does not as a matter of course disclose projections as to future revenues, earnings or other income statement data and the projections were not prepared with a view to public disclosure. In addition, the projections were not prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than as shown above. The projections have not been examined, reviewed or compiled by the Company's independent auditors, and accordingly they have not expressed an opinion or provided any other assurance on the data. The forecasted information is included herein solely because such information was furnished to Parent and Purchaser prior to the Offer. Accordingly, the inclusion of the projections in this Offer should not be regarded as an indication that Parent, Purchaser or the Company or their respective financial advisors or their respective officers and directors consider such information to be accurate or reliable. In addition, because the estimates and assumptions underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company, Parent or Purchaser, there can be no assurance that results set forth in the above projections will be realized and it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth above.

  9. Certain Information Concerning Purchaser and Parent

    Purchaser is a Wisconsin corporation and, to date, has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is a wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at One Financial Plaza, Hartford, Connecticut 06101.

    Parent is a Delaware corporation. Parent and its consolidated subsidiaries provide high technology products to aerospace and building systems customers throughout the world. Parent and its consolidated subsidiaries conduct their business within four principal operating segments. The operating units of Parent and its consolidated subsidiaries are grouped based upon the operating segment in which they participate. The units participating in each operating segment and their respective principal products are as follows:

  . Otis offers a wide range of elevators, escalators, moving walks and shuttle systems and related installation, maintenance and repair services; and modernization products and services for elevators and escalators.

  . Carrier provides heating, ventilating and air conditioning (HVAC) equipment for commercial, industrial and residential buildings; HVAC replacement parts and services; building controls; commercial, industrial and transport refrigeration equipment; and aftermarket service and components.

  . Pratt & Whitney provides large and small commercial and military turbofan (jet) and turboprop engines, spare parts and product support; specialized engine maintenance and overhaul and repair services for airlines, government and private fleets; and rocket engines and space propulsion systems and industrial gas turbines.

  . Flight Systems is made up of Sikorsky and Hamilton Sunstrand. Sikorsky offers military and commercial helicopters and maintenance services. Hamilton Sunstrand offers engine and flight controls; propellers; environmental controls systems; space life support systems; electrical, mechanical and power systems products for aircraft; rotary screw compressors, power transmission equipment; pumps and other industrial products.

    Until recently, Parent conducted its business through a fifth operating segment. The business of this segment, which was conducted through UT Automotive, manufactured automotive electrical and electronic components, automotive trim systems and insulation and acoustical materials and systems. On May 4, 1999, Parent completed the sale of its UT Automotive unit to Lear Corporation. Parent's financial statements for the three year period ending December 31, 1998, have been restated to reflect UT Automotive as a discontinued operation. These restated financial statements have been filed in Parent's Current Report on Form 8-K filed on June 11, 1999.

    On June 10, 1999, Parent completed the acquisition of Sundstrand Corporation. Sundstrand Corporation was merged with a wholly owned subsidiary of Parent, which was renamed Hamilton Sundstrand Corporation. Hamilton Sundstrand Corporation is a leader in the design and manufacture of proprietary, technology based components and subsystems for aerospace and industrial markets.

    Parent's principal executive offices are located at One Financial Plaza, Hartford, Connecticut 06101.

    Selected Financial Information. The following is selected consolidated historical financial information included in Parent's Quarterly Report on Form 10-Q for the six months ended June 30, 1999 and in Parent's Annual Report on Form 10-K for the year ended December 31, 1998 as restated by its Current Report on Form 8-K filed on June 11, 1999 to reflect UT Automotive as a discontinued operation. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Parent with the SEC. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the SEC and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained as described below.

                        UNITED TECHNOLOGIES CORPORATION

                         SELECTED FINANCIAL INFORMATION
                      (In millions, except per share data)

                                                              Six months ended
                                 Years ended December 31,         June 30,
                               ----------------------------- -------------------
                                 1998      1997      1996      1999      1998
                               --------- --------- --------- --------- ---------
                                                                 (unaudited)
Statement of Operations Data:
Revenues.....................  US$22,809 US$21,288 US$19,872 US$11,483 US$11,139
Research and development.....      1,168     1,069     1,014       580       556
Income from continuing
 operations before interest,
 taxes and minority
 interests...................      2,007     1,762     1,530     1,185       975
Interest expense.............        197       188       213       112        92
Income taxes.................        568       514       430       332       277
Income from:
  Continuing Operations......      1,157       962       788       695       562
  Discontinued Operation.....         98       110       118        40        58
  Gain on Sale of
   Discontinued Operation....        --        --        --        650       --
Net income...................      1,255     1,072       906     1,385       620
Earnings per share of Common
 Stock
 Basic
  Continuing Operations......       2.47      1.98      1.57      1.49      1.19
  Discontinued Operation.....       0.21      0.24      0.24      0.09      0.13
  Gain on Sale of
   Discontinued Operation....        --        --        --       1.43       --
  Net earnings...............       2.68      2.22      1.81      3.01      1.32
 Diluted
  Continuing Operations......       2.33      1.89      1.51      1.39      1.12
  Discontinued Operation.....       0.20      0.21      0.23      0.08      0.12
  Gain on Sale of
   Discontinued Operation....        --        --        --       1.31       --
  Net earnings...............       2.53      2.10      1.74      2.78      1.24
Average number of shares
 outstanding:
 Basic.......................        456       469       483       455       459
 Diluted.....................        495       507       517       497       498

                                                                   At June 30,
                                            At December 31,           1999
                                     ----------------------------- (unaudited)
                                       1998      1997      1996    -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents........... US$   550 US$   655 US$   998  US$   885
Working capital (excluding net
 investment in
 discontinued operations through
 1998)..............................     1,359     1,712     2,168      2,291
Total assets........................    17,768    15,697    15,566     22,027
Long term debt (including current
 maturities)........................     1,669     1,389     1,506      2,195
Total debt..........................     2,173     1,567     1,709      2,509
Shareowners' equity.................     4,378     4,073     4,306      7,317

    Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule A to this Offer to Purchase.

    Neither Parent nor Purchaser (except in connection with the Shareholder Option Agreement) nor, to the best of Parent's and Purchaser's knowledge, any of the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, beneficially owns or has a right to acquire any securities of the Company or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint venture, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, or has affected any transaction in the securities of the Company during the past 60 days.

    The Company has been a long time supplier of Pratt & Whitney Corporation, a subsidiary of Parent, which accounts for approximately 25%, 25% and 18% of the Company's 1996, 1997 and 1998 sales, respectively. The aggregate amount of such sales was approximately $8,500,000, $14,000,000 and $17,000,000 for fiscal years 1996, 1997 and 1998, respectively. Such transactions were negotiated at arms' length. Except as set forth in this Offer to Purchase, since January 1, 1996, neither Parent, Purchaser, any person acting jointly or in concert with Purchaser nor, to the best of Parent's and Purchaser's knowledge, any of the persons listed on Schedule A hereto nor any associate of a person listed on Schedule A hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there has been no contracts, negotiations or transactions between Parent, any of its subsidiaries or, to the best of Parent's and Purchaser's knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer or other acquisition of securities of any class of the Company, and election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

  10. Background of the Offer; Contacts with the Company

    Beginning in 1998, representatives of Parent and the Company discussed a potential joint venture between the parties with respect to certain products. On December 10 and December 17, 1998 representatives of Parent and the Company toured certain of the Company's facilities in connection with these discussions.

    On July 1, 1999 Mr. Mark Biagetti, Director of Strategic Planning of Pratt & Whitney and Mr. Bill Montanile, Director, Component Repair, of Pratt & Whitney, met with Mr. Richard A. Lund, President and Chief Executive Officer of the Company, and Mr. Richard Joseph, the Company's Vice President, in Lansing to discuss the potential acquisition of the Company by Parent. In that meeting, Mr. Lund informed Messrs. Biagetti and Montanile that in order to continue discussions, Parent should submit a letter to the Company indicating a value range for the Company.

    On July 22, 1999, Mr. Biagetti and Mr. Mike Groenhout, Manager, Strategic Planning of Parent, met with Mr. Lund and Mr. Joseph in Lansing and presented a letter dated July 21, 1999 from Mr. Louis R. Chenevert, President of Pratt & Whitney, to Mr. Lund expressing a non-binding interest in exploring a potential acquisition of all the outstanding Shares for cash (a "Transaction"), indicating a price range per Share of $3.25-$3.75, subject to customary conditions, including satisfactory completion of substantive due diligence by Parent.

    Between July 22, 1999 and July 28, 1999, representatives of Parent and the Company discussed the proposed Transaction. During such discussions, management of the Company provided Parent certain information with respect to the Company's financial condition, results of operations and other measurements of operating performance. Following such discussions and review by Parent of the information provided, Mr. Chenevert on July 29, 1999 sent Mr. Lund a revised non-binding expression of interest regarding a possible Transaction indicating a price range per Share of $4.00-$4.85, subject to similar customary conditions as in the July 21, 1999 letter. Following receipt of the revised non-binding expression of interest, Mr. Lund indicated to Parent that he would present it to the Company's Corporate Strategy Committee or Board of Directors for consideration.

    On August 2, 1999, the Company's Board of Directors met to discuss Parent's non-binding indication of interest.

    On August 4, 1999 Mr. Lund advised Mr. Biagetti that the Company was not prepared to proceed with a transaction in the price range earlier indicated by Parent.

    On August 27, 1999, Mr. Biagetti verbally communicated to Mr. Lund that Parent would be prepared to revise the value range indicated in its latest non-binding expression of interest to $5.00 per Share plus assumption of all debt.

    On August 31, 1999, Mr. Biagetti and Mr. Edmund DiSanto, Vice President, Business Development of Pratt & Whitney, met with Mr. Lund in Hartford, Connecticut. At this meeting Mr. Lund indicated that the Company would not accept the value of $5.00 per Share indicated by Parent.

    On September 8, 1999, Messers DiSanto and Biagetti called Mr. Lund and indicated that the top range of value to be considered by Parent would be $5.00-5.10 per Share.

    On September 10, 1999, Mr. Lund and Mr. Sandford, Chairman of the Board of the Company, and Messrs. DiSanto and Biagetti discussed the indicated value on the telephone. During that conversation, Parent agreed to increase the indicated value to $5.10 per Share subject to the conditions indicated in Parent's July 29, 1999 letter, including the results of Parent's due diligence investigations of the Company.

    On September 13, 1999 in discussions between representatives of Parent and the Company, the Company agreed to permit Parent to conduct a due diligence investigation of the Company. Representatives from each party also discussed the process and timing of the proposed Transaction and agreed on procedure for due diligence investigations by Parent.

    On September 20, 1999, Mr. Chenevert sent Mr. Lund a revised non-binding expression of interest regarding a possible Transaction on the same terms as in the July 29, 1999 letter with a price of $5.10 per Share. On September 22, 1999, Parent and the Company entered into the Confidentiality Agreement.

    From September 27, 1999 through mid-October, 1999, representatives of Parent and its advisors conducted a due diligence investigation of the Company.

    On October 1, 1999, Parent submitted to the Company a proposed Merger Agreement and Shareholder Option Agreement and the parties and their legal advisors began to negotiate the terms of the proposed Transaction.

    On October 18, 1999, Mr. DiSanto met with Mr. Lund to discuss the material terms and conditions of the proposed Transaction. Among other things, Mr. DiSanto indicated that, in view of the results of Parent's due diligence investigation, Parent believed that a reduction in the indicated value of $5.10 per Share was appropriate.

    On October 19 and 20, 1999, the parties and their legal advisors met in New York to negotiate the terms of the Merger Agreement and related agreements. The terms included an indicated price per Share of $5.05.

    At a meeting on October 20, 1999, the Board unanimously approved the Offer, the Merger, the Merger Agreement and the Shareholder Option Agreement and resolved to recommend acceptance of the Offer by the Company's shareholders.

    On October 21, 1999 (i) the Company, Parent and Purchaser entered into the Merger Agreement, (ii) each of the directors of the Company entered into the Shareholder Option Agreement with Purchaser and (iii) the Company entered into agreements with certain of its executive officers. The terms of each of these agreement are set forth in Section 11. Before the opening of trading on October 21, 1999, Parent and the Company issued a press release announcing the execution of the Merger Agreement and the Shareholder Option Agreement and the Offer was commenced.

  11. Purpose of the Offer; Plans for the Company; the Merger Agreement; the Shareholder Option Agreement; Executive Employment Agreements

  (a) Purpose

    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the capital stock of the Company not purchased pursuant to the Offer or otherwise. If Purchaser acquires 75 percent of the issued and outstanding Shares (on a fully diluted basis) pursuant to the Offer, it will have the ability under Wisconsin law to approve the Merger without the approval of the holders of any other Shares.

  (b) Plans for the Company

    In connection with the Offer, Parent and Purchaser have reviewed, and will continue to review various possible business strategies that they might consider in the event that Purchaser acquires control of the Company, whether pursuant to this Offer to Purchase, the Merger or otherwise. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.

    The following is a summary of certain provisions of the Merger Agreement, the Shareholder Option Agreement and the Confidentiality Agreement dated September 22, 1999 between Parent and the Company (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Merger Agreement, the Shareholder Option Agreement and the Confidentiality Agreement which are incorporated by reference and copies or forms of which have been filed with the SEC as exhibits to the Schedule 14D-1 to which this Offer to Purchase is an exhibit (the "Schedule 14D-1"). The Merger Agreement, the Shareholder Option Agreement and the Confidentiality Agreement may be examined and copies may be obtained as set forth in Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

  (c) The Merger Agreement

    The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that without the prior written consent of the Company, Purchaser shall not decrease or change the consideration payable in the Offer, decrease the number of Shares sought pursuant to the Offer, impose additional conditions to the Offer, change the conditions to the Offer or make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. In addition, without limiting the foregoing, Purchaser may, without the consent of the Company, (a) extend the Offer if on the Expiration Date any of the Offer conditions have not been satisfied or waived,
(b) if less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, extend the Offer from time to time (but in no event beyond ten business days beyond the then scheduled expiration date of the Offer) for the shortest period of time reasonably determined by Parent as may be necessary to obtain the valid tender of 90% of the outstanding Shares and (c) extend the Offer for any period required by any regulation, position or interpretation of the SEC. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

    Directors. Pursuant to the Merger Agreement, after Purchaser has accepted Shares for payment pursuant to the Offer or otherwise, which represent at least a majority of the outstanding Shares, Purchaser has the right to have persons designated by it become directors of the Company so that the total number of such persons equals the number, rounded up to the next whole number, which is the product of the total number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the total number of Shares then outstanding. The Merger Agreement provides that the Company will promptly take all actions necessary to cause such Purchaser designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors. Following the election or appointment of Purchaser designees and prior to the time the Merger becomes effective (the "Effective Time") if any of the directors of the Company then in office is a director of the Company on the date hereof (the "Continuing Director"), any amendment of the Merger Agreement which requires action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement and any waiver of compliance with any of the provisions of the Merger Agreement for the benefit of the Company, will require the concurrence of a majority of the Continuing Directors.

    The Merger. The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer and upon the terms and conditions of the Merger Agreement Purchaser will be merged with and into the Company unless, at Parent's election and in its sole discretion, the Company shall be merged with and into Purchaser. Upon consummation of the Merger, each then outstanding Share (other than Shares owned by Parent or its direct or indirect Subsidiaries, held in the treasury of the Company, owned by any subsidiary of the Company, or held by shareholders who exercise dissenters' rights under the WBCL, if any) will be converted into the right to receive $5.05 in cash, without interest (the "Merger Consideration")).

    The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (i) convene and hold a special meeting of its shareholders as soon as practicable following the consummation of the Offer for the purpose of adopting the plan of merger contained in the Merger Agreement; (ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined herein) and, after consultation with Parent, to respond as soon as practicable to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its shareholders; and (iii) include in the Proxy Statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the adoption of the plan of merger set forth in the Merger Agreement. Each of Parent and Purchaser has agreed in the Merger Agreement that it will vote all of the Shares acquired by it or any of its other Subsidiaries in favor of the approval of the Merger.

    The Merger Agreement further provides that, notwithstanding the foregoing, if Purchaser holds at least 90 percent of each class of capital stock of the Company and Parent so elects, in its sole discretion, to consummate the Merger in accordance with Section 180.1104 of the WBCL without a meeting of the shareholders of the Company, but subject to providing shareholders with notice of the meeting, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the shareholders of the Company, in accordance with such Section. This Offer to Purchase constitutes notice to shareholders required under Section 180.1104 of the WBCL. Purchaser currently does not intend to cause the Merger to occur without a vote of the Company's shareholders unless, after consummation of the Offer, it owns more than 94 percent of the Shares then outstanding.

    Charter, Bylaws, Directors and Officers. The Articles of Incorporation and By-Laws of Purchaser in effect at the time of the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until amended, subject to the provisions of the Merger Agreement which provide that all rights to indemnification now existing in favor of directors and officers of the Company and its Subsidiaries as provided in their respective charters or by-laws shall survive the Merger and continue in effect for not less than six years thereafter. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. Such officers and directors will hold office until their respective successors are duly elected and qualified, or their earlier death, permanent disability, resignation or removal.

    Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, Purchaser, any Subsidiary of Parent, Purchaser or the Company or in the treasury of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and (ii) dissenting shares) will be converted into the right to receive in cash an amount per Share (subject to any applicable withholding tax) equal to the Offer Price, without interest (the "Merger Consideration"), upon surrender of the certificate representing such Share. At the Effective Time, each share of common stock of Purchaser, par value $.01, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

    The Merger Agreement provides that, prior to the consummation of the Offer, the Company shall take all actions necessary or desirable (including obtaining all required consents from optionees) to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Existing Stock Options") granted under any stock option, employment or similar plan or arrangement of the Company (the "Stock Option Plans") or under any such similar plan or agreement which benefits any person providing services to the Company or any subsidiary, without any payment therefor except as otherwise discussed in this Section 11. At the Effective Time (or such earlier time as Purchaser shall designate, each holder of an Existing Stock Option will be entitled, in settlement therefor to an amount in cash (subject to any applicable withholding taxes or as may apply to payments made in connection with the performance of services) equal to the product of
(i) the excess of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of shares subject to such Existing Stock Option (the "Option Consideration"). The Stock Option Plans terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled. Notwithstanding the foregoing, no holder of an Existing Stock Option will be entitled to any payment with respect to any such Existing Stock Option under the Merger Agreement or otherwise unless he or she delivers to Purchaser a consent to the cancellation of such Existing Stock Option in a form to be prescribed by Purchaser.

    Prior to the Effective Time, the Merger Agreement provides that the Company shall take all necessary and appropriate actions (including obtaining all applicable consents) to provide that, upon the Effective Time, each then outstanding restricted stock award in respect of Shares and any other stock based award (the "Stock Awards") which is subject to any vesting requirement and which was issued pursuant to a Stock Option Plan or any other plan or arrangement (other than any Existing Stock Option) shall, whether or not then exercisable or vested, become 100 percent vested. At the Effective Time, a holder of Shares underlying such Stock Award shall be entitled to receive the Merger Consideration (subject to any applicable withholding tax or as may apply to payments in connection with the performance of services), upon the surrender of the certificate representing such Shares. Notwithstanding the foregoing, no holder of a Stock Award will be entitled to any payment with respect to such Stock Award under the Merger Agreement or otherwise unless he or she delivers to Purchaser a consent to the cancellation of such Stock Award in a form to be prescribed by Purchaser.

    Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, consents and approvals, public filings, financial statements, absence of any material adverse effect on the Company, information to be included in the Offer Documents and the Proxy Statement, brokers, employee benefit plans, litigation, tax matters, compliance with law, environmental matters, intellectual property, real property, year 2000, material contracts, related party transactions, inapplicability of state take-over statutes, the Rights Agreement (as defined herein) and the vote required by the Company shareholders to approve the Merger. Each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other matters, its organization, qualifications, authority, information to be included in the Offer Documents and the Proxy Statement, consents and approvals and operations of Purchaser.

    Covenants. The Merger Agreement obligates the Company and its Subsidiaries, from the date of the Merger Agreement until the date on which the majority of the Company's directors are designees of Parent or Purchaser, to conduct their operations only in the ordinary and usual course of business consistent with past practice and obligates the Company and its Subsidiaries to use all best efforts to preserve intact their business organizations, to keep available the services of their present officers and employees and to preserve the good will of and maintain good business relationships with those having business relationships with the Company and its Subsidiaries. The Company is obligated to promptly advise Parent and Purchaser in writing of any change in its or any of its Subsidiaries condition (financial or otherwise). The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company prior to the date on which the majority of the Company's directors are designees of Parent or Purchaser, which provide that the Company will not (and will not permit any of its Subsidiaries to) take certain actions without the prior written consent of Parent including, among other things and subject to certain exceptions, issuing or selling its securities, redeeming or repurchasing securities, changing its capital structure, making material acquisitions or dispositions, incurring indebtedness, increasing compensation or adopting of new benefit plans, taking any action that may result in the Offer conditions not being satisfied and permitting certain other material events or transactions.

    No Solicitation. The Merger Agreement requires the Company, its Subsidiaries and its and their respective officers, directors, employees, representatives, agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate, any Person or group concerning any offer or proposal, or any indication of interest in making an offer or proposal which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets of, or at least 5 percent of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger ("Acquisition Proposal"). Notwithstanding the foregoing and subject to the Company notifying Parent and Purchaser to that effect and to the prior execution by such Person or group of a confidentiality agreement substantially in the form of the Confidentiality Agreement, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that makes an unsolicited written bona fide Acquisition Proposal which the Board of Directors of the Company has reasonably determined in good faith, after consulting with and receiving the advice of its independent financial advisors to such effect, that the Person or entity making such inquiry ("Potential Acquiror") has the financial wherewithal to consummate such Acquisition Proposal without having to obtain new financing, and after receiving the advice of its independent financial advisors to such effect, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Offer and the Merger and after consulting with and receiving the advice of its outside counsel and independent financial advisors to such effect, that such Acquisition Proposal is reasonably likely to be consummated without undue delay ("Superior Proposal"), if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the shareholders of the Company under applicable law. The Merger Agreement also requires the Company to promptly (and in any event within 48 hours) notify Parent and Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and to promptly communicate to Parent and Purchaser the identity of the Potential Acquiror. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiations with, or provides information to, a Potential Acquiror, the Company is obligated to keep Parent advised on a current basis of any developments with respect thereto. The Merger Agreement requires the Company and its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons other than Parent, Purchaser or any of their respective affiliates or associates conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal.

    The Merger Agreement provides that unless and until the Merger Agreement has been terminated, the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible any such agreement, redeem the Rights or amend or waive, or take any other action with respect to, the Rights Agreement to facilitate any Acquisition Proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Any withdrawal or modification by the Company of the approval or recommendation of the Offer or the Merger shall not have any effect on the approvals of the Company for the purpose of causing take-over laws and the Rights Agreement to be inapplicable to the Merger Agreement or the Shareholder Option Agreement.

    Access to Information. The Merger Agreement provides that from and after the date of the Merger Agreement, the Company will, and will cause its Subsidiaries to, give Parent and Purchaser and their representatives full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries, subject to applicable confidentiality requirements.

    Efforts. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and Purchaser agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective in the most expeditious manner practicable the transactions contemplated by the Merger Agreement except that Parent and Purchaser are not obligated to extend the Offer except as provided herein.

    Each of the parties also has agreed to use its reasonable best efforts to make promptly any required submissions under the HSR Act, cooperate in determining whether any filings should be made or consents from any Governmental Entity are required, promptly make such filings and seek to obtain timely any consents, permits, authorizations, approval or waivers.

    Nothing in the Merger Agreement shall obligate Parent, Purchaser or any of their respective Subsidiaries or affiliates to agree (a) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a material portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (b) to limit in any material manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

    Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agreed to cause the Surviving Corporation to comply fully with these obligations. The Merger Agreement further provides that the Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons covered by the Company's existing directors' and officers' liability insurance policies at the date of the Merger Agreement and providing substantially similar coverage to such existing policies; provided, that the Surviving Corporation will not be required in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of 200 percent of the aggregate annual amounts paid by the Company at the date of the Merger Agreement to maintain the existing policies; and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200 percent of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200 percent of such amount.

    Employee Benefit Arrangements. The Merger Agreement provides that, prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries to the extent disclosed in connection with the Merger Agreement. The Merger Agreement also provides that the Company shall take, or cause to be taken, all action necessary, as promptly as reasonably practicable, to amend any plan maintained by the Company or any of its Subsidiaries to eliminate, as of the date of the signing of the Merger Agreement, all provisions for the purchase of Shares directly from the Company or any of its Subsidiaries or securities of any Subsidiary and also requires that Parent and the Surviving Corporation cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes. The Merger Agreement also provides that employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time and that Parent will, and will cause the Surviving Corporation and its Subsidiaries to, give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

    Take-over Laws. The Merger Agreement provides that the Company will, upon the request of Parent or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity or applicability to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, the Shareholder Option Agreement of, any Take-over laws.

    Notification of Certain Matters. Parent and the Company have agreed to promptly notify each other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which is likely (i) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time or (ii) to result in any material failure of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that such notification will not affect the remedies available under the Merger Agreement to the parties receiving such notification.

    Subsequent Filings. In the Merger Agreement the Company agreed that until the Effective Time it will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Purchaser copies of each such report filed with the SEC. The Company further agreed that as of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and that the audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof.

    Public Announcements. The Merger Agreement provides that the Company, on the one hand, and Parent and Purchaser, on the other hand, will consult with each other prior to issuing any press release or otherwise making any public statements with respect to the Offer, the Merger or the Merger Agreement and will not issue any such press release or make any such public statement prior to such consultation, unless required by applicable law or stock exchange regulations.

    Conditions to the Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time of the following conditions: (i) the plan of merger contained in the Merger Agreement shall have been adopted by the affirmative vote of the shareholders of the Company required by applicable law, (ii) all necessary waiting periods under the HSR Act applicable to the Merger and any non-United States competition or antitrust laws which Purchaser determines, in its reasonable discretion, are applicable to the Merger Agreement and the transactions contemplated thereby shall have expired or been terminated, (iii) the consummation of the Merger is not prohibited, restricted or made illegal by any statute, rule, regulation, executive order, judgment, decree or injunction of a court or any Governmental Entity (provided that each party agreed to use all commercially reasonable efforts to have such prohibition lifted) and (iv) Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer.

    Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

    (a) by the mutual written consent of the Company and Parent;

    (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement or the Shareholder Option Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

    (c) by the Company if (i) Purchaser fails to commence the Offer by October 27, 1999, (ii) Purchaser has not accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Offer on or before January 10, 2000 or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement;

    (d) by Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions of the Offer, Purchaser shall have (i) not commenced the Offer by October 27, 1999, (ii) terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to January 10, 2000;

    (e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has complied with its obligations under the Merger Agreement not to solicit competing transactions, (ii) the

  Company has given Parent and Purchaser at least three business days advance notice of its intention to accept or recommend a Superior Proposal and of all of the terms and conditions of such Superior Proposal, (iii) the Company's Board of Directors, after taking into account any modifications to the terms of the Offer and the Merger proposed by Parent and Purchaser after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal and (iv) the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the shareholders of the Company under applicable law; provided that such termination shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 8.02 of the Merger Agreement, including, without limitation, the Termination Fee; or

    (f) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company breaches any of its covenants in the Merger Agreement discussed above under "Nonsolicitation" or the Board of Directors shall have resolved to effect any of the actions referred to in the second paragraph of such discussion (and such resolution shall be made public).

    Effect of Termination. In the event that the Merger Agreement is terminated in accordance with its terms and the Merger is abandoned, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions relating to the payment of certain fees and expenses, including the Termination Fee, which shall survive any such termination; provided that no party would be relieved from liability for any breach of the Merger Agreement.

    Fees and Expenses. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated pursuant to (a) subparagraph (e) or (f) under "Termination" above or (b) paragraphs (b), (c)(ii) or (d) under "Termination" above and (in the case of clause (b) only) either (i) prior to such termination an Acquisition Proposal shall have been made or publicly announced or (ii) within 12 months thereafter an Acquisition Proposal shall have been consummated, then the Company will reimburse Parent for the out-of-pocket fees and expenses of Parent and Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, the Merger Agreement, the transactions contemplated thereby and any related financing up to a maximum of $750,000 (collectively "Expenses") and pay Parent a termination fee of $4 million (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. If such amounts become payable pursuant to clause (a) or (b)(i) they will be payable simultaneously with such termination (in the case of a termination by the Company) or within one business day thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (b)(ii) they shall be payable simultaneously with completion of such Acquisition Proposal. Without limiting other remedies available to Parent or Purchaser under the Merger Agreement or otherwise, in the event the Merger Agreement is terminated pursuant to subparagraph (c)(ii) or (d) under "Termination" as a result of the failure to satisfy the conditions set forth in paragraph (f) of Section 14 hereof, then the Company will promptly (and in any event with one business day after such termination) reimburse Parent for Expenses in immediately available funds by wire transfer to an account designated by Parent. The prevailing party in any legal action undertaken to enforce the provisions of the Merger Agreement will be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

    Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to the approval of the Continuing Directors as described under "Directors" above, at any time before or after adoption of the Merger Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment may be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of the shareholders of the Company. Any amendment to the Merger Agreement must be in writing.

    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, by action taken by or on behalf of their respective Boards of Directors subject in the case of the Company, to the approval of the Continuing Directors as described under "Directors" above and in writing (i) extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement to, (ii) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party thereto, or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to such extension or waiver must be in writing and signed by such party.

  (d) The Shareholder Option Agreement

    In order to induce Parent and Purchaser to enter into the Merger Agreement, pursuant to the Shareholder Option Agreement each of the directors of the Company (each a "Shareholder" and collectively the "Shareholders"), who own in the aggregate approximately 26.5 percent of the outstanding Shares on a fully diluted basis, have agreed to validly tender in the Offer and not withdraw all Shares beneficially owned by such Shareholder on the date of the Shareholder Option Agreement or subsequently acquired by such Shareholder.

    Each Shareholder has granted Purchaser an irrevocable option to purchase all Shares owned by such Shareholder (the "Option Shares") at $5.05 per Share, exercisable at any time in whole or in part after (i) the occurrence of any event as a result of which the Parent is entitled to receive a Termination Fee under the Merger Agreement or (ii) such Shareholder shall have breached certain specified agreements contained in the Shareholder Option Agreement. Each such option shall be exercisable until the later of (i) the date that is 90 days after the date such option became exercisable, and (ii) the date that is ten days after the date that all waiting periods under the HSR Act or any non-United States competition or antitrust laws which Purchaser, in its sole discretion determines are required for the purchase of such Shares have expired or been terminated. In the event that any person (other than Purchaser or any of its affiliates or any Shareholder or any of its affiliates) acquires a majority of the outstanding Shares, prior to the termination of the Shareholder Option Agreement, in a tender offer or exchange offer by such person to acquire, or a merger involving the acquisition of, all outstanding Shares at a consideration per Share in excess of $5.05, the exercise price for the Option Shares shall be increased by 50% of the amount of such excess. If an Option has been exercised and the Option Shares acquired from a Shareholder by Purchaser prior to such an acquisition, Purchaser shall, within ten days following such date, pay to such Shareholder an amount in cash equal to the amount of such excess multiplied by the number of such Option Shares. If the consideration in such tender or exchange offer or merger includes securities, such securities shall be deemed to have a value equal to the amount that would actually have been received in an orderly sale of such securities commencing on the first business day following actual receipt of such securities, in the written opinion of an investment banking firm of national reputation selected by Purchaser and reasonably satisfactory to the Shareholder.

    Each Shareholder has agreed that at any meeting of the shareholders of the Company or in connection with any written consent of the shareholders of the Company, such Shareholder will vote (or cause to be voted) all Shares held of record or owned by such Shareholder (i) in favor of the Merger and the Merger Agreement and the Shareholder Option Agreement and (ii) against any Acquisition Proposal and against any action or agreement that would impede or frustrate the Shareholder Option Agreement or result in a breach in any respect of any obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions described in subparagraph (c) above or in Section 14 not being fulfilled. Each such Shareholder irrevocably granted to and appointed Purchaser as such Shareholder's proxy and attorney-in-fact to vote the Shares owned by such Shareholder, or grant a consent or approval in respect of such Shares, in the manner specified above.

    Each Shareholder has agreed that, except as provided by the Merger Agreement and the Shareholder Option Agreement, such Shareholder will not (i) offer to transfer, transfer or consent to any transfer, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer, (iii) grant any proxy, power-of-attorney or other authorization or (iv) deposit into a voting trust or enter into a voting agreement or arrangement, each with respect to any or all Shares beneficially owned by such Shareholder.

    Each Shareholder has agreed that such Shareholder shall not encourage, solicit, initiate or participate in any way in any discussion or negotiation with, or provide information or otherwise take any action to assist or facilitate, any person concerning any Acquisition Proposal. Each Shareholder has agreed to cease any such existing activities and to immediately communicate to Purchaser the terms of any Acquisition Proposal.

    Each Shareholder has waived any rights of appraisal or rights to dissent from the Merger.

    The Shareholder Option Agreement with respect to each Shareholder shall terminate upon the earliest of (i) the Effective Time of the Merger, (ii) April 30, 2000 or, if the Option is exercisable at April 30, 2000, such later date as the Option shall no longer be exercisable, and (iii) termination of the Merger Agreement, unless either (A) Parent is or may be entitled to receive a Termination Fee under the Merger Agreement following such termination or (B) prior to such termination such Shareholder has breached certain specified agreements contained in the Shareholder Option Agreement.

  (e) Confidentiality Agreement

    Pursuant to the Confidentiality Agreement, Parent and its representatives agreed to keep confidential certain information received from the Company (the "Evaluation Material"). The Confidentiality Agreement contains a standstill provision pursuant to which, until the earliest of (a) September 22, 2000, (b) the date upon which the Company publicly announces that it has entered, or that it has agreed to enter into a business combination with a third party and
(c) the date upon which a third party publicly announces a definitive proposal or an offer for a business combination with the Company, or publicly announces an agreement to enter into a business combination with the Company, Parent agreed not to (i) acquire, or agree to acquire any securities or property of the Company unless such action shall have been expressly first approved by the Company's board of directors, (ii) solicit proxies from shareholders of the Company or otherwise seek to influence or control the management or policies of the Company or (iii) assist any other person in doing any of the foregoing. Also pursuant to the standstill provision, if, prior to September 22, 2000, the Company invites any other person or entity to submit a definitive proposal regarding a business combination that is to be considered at a meeting of the board of directors of the Company, or a meeting of the board of directors of the Company is called to consider any uninvited proposal for a business combination, the Company agreed to give Parent reasonable notice of such action and that Parent may make a proposal for a business combination, which proposal will be considered at the same meeting of the board of directors of the Company.

    Pursuant to the Confidentiality Agreement, Parent and its representatives agreed, prior to September 22, 2000, not to solicit or cause to be solicited for employment any employee of the Company identified through the Evaluation Material.

    (f) Dissenters' Rights

    Sections 180.1301 through 180.1331 of the WBCL may provide holders of record and beneficial owners of Shares the right to object to the Merger and demand payment of the "fair value" of their Shares in cash ("dissenters' rights"), if they properly exercise such dissenters' rights in connection with the consummation of the Merger in accordance with the provisions of the WBCL. Such dissenters' rights will not be available if the Shares are registered on a national securities exchange or quoted in the National Association of Securities Dealers, Inc. automated quotations system on the record date fixed to determine the shareholders of the Company entitled to notice of a shareholders meeting at which shareholders are to vote on the Merger, unless the Merger would be a "business combination" as defined in Section 180.1130(3) of the WBCL. The Merger would not be a business combination if, among other things, it was consummated as a merger of the Company into Purchaser without a vote of shareholders of the Company pursuant to Section 180.1104 of the WBCL, or the Company is not a "resident domestic corporation" (see Section 15) that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under section 12(g) of the Exchange Act. "Fair value" of the Shares would be determined immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable; provided, that if such Merger is a business combination, "fair value" will be determined pursuant to
Section 180.1130(9)(a) of the WBCL with reference to the public market price of the Shares, if available or, if not available, by a good faith determination of the Company's Board of Directors. The "fair value", as so determined, could be more or less than the value per Share to be paid pursuant to the Offer and the Merger.

    The foregoing summary of the dissenters' rights does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights in connection with the Merger.

    (g) Executive Employment Agreements

    The Company has entered into letter agreements with certain of its managers, including Messrs. Robert Spring and John Scanlon, providing for the continued employment of such persons by the Company after completion of the Offer and , among other matters, for certain severance payments (generally six months of such manager's then current base salary) if the manager's employment with the Company terminates for any reason other than "cause" prior to the three year anniversary of the Effective Time. These severance payments will not be required to be paid in the event that the manager terminates his or her employment with the Company voluntarily. For these purposes, "cause" means (a) the manager is convicted of a crime involving moral turpitude, (b) the commission of an act of fraud upon the Company or misappropriation of funds or property of the Company, (c) a material violation of the Company's policy concerning conflicts of interest or business ethics or (d) the result of gross negligence or dereliction in the performance of the manager's job responsibilities. In addition, the Company advised the managers that Parent intends to grant an aggregate of options to purchase up to 7,000 shares of Parent common stock to such managers.

    The Company and Richard Lund (the Company's President and Chief Executive Officer), and the Company and Edward Stephens (the Company's Chief Financial Officer), respectively, have entered into an amendment (the "Change in Control Amendment") to each such executive's existing change in control agreement with the Company. Messrs. Lund and Stephens agreed in the Change in Control Amendment to certain noncompetition and non- solicitation restrictions, and also agreed not to terminate their employment voluntarily with the Company at any time prior to January 31, 2000. The Company and Messrs. Lund and Stephens also agreed in the Change in Control Amendment that neither Mr. Lund nor Mr. Stephens would be entitled to any other severance payment or benefit or any other payment or benefit conditioned on or related to any change in control of the Company other than the payments and benefits expressly prescribed by each such executive's existing change in control agreement, as amended by the Change in Control Amendment.

    (h) "Going Private" Transactions

    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or
(ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Shares in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders of the Company therein, be filed with the SEC and disclosed to shareholders of the Company prior to consummation of the transaction. Purchaser does not believe that Rule 13e-3 will be applicable to any subsequent acquisition transaction contemplated herein.

  12. Rights Agreement

    Set forth below is a summary description of the Rights, as filed with the Company's Registration Statement on Form 8-A, dated August 4, 1998, relating to the Rights.

    On August 4, 1998, the Board of Directors of the Company authorized and declared a dividend of one Right for each outstanding share of Common Stock. The dividend was payable to Shareholders at the close of business on August 7, 1998 (the "Record Date") and with respect to all shares of Common Stock that become outstanding after the Record Date and prior to the earliest of the Separation Date (as defined below) the redemption of the Rights, the exchange of the Rights and the expiration of the Rights. Each Right entitles the registered holder of a share of Common Stock to purchase from the Company one share of Common Stock at a price of $15.00 per share, subject to adjustment to prevent dilution (the "Purchase Price").

    The Rights will be evidenced by Common Stock certificates and not separate certificates until the earlier to occur of (i) 10 days following the date of public disclosure that a person or group, together with persons affiliated or associated with it (other than the Company, subsidiary of the Company, an employee benefit plan of the Company or subsidiary, Molly F. Cade, or affiliate, provided her ownership does not exceed 25 percent, or certain other holders) (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of 15 percent or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") and (ii) 10 days following commencement or disclosure of an intention to commence a tender offer or exchange offer by a person (other than the Company, a subsidiary of the Company, an employee benefit plan of the Company or a subsidiary, Molly F. Cade, or affiliate, provided her ownership does not exceed 25 percent, or certain other holders) the consummation of which would result in the beneficial ownership by a person or group together with persons affiliated or associated with it of 50 percent or more of the outstanding shares of Common Stock (the earlier of such dates being the "Separation Date").

    The Rights Agreement provides that, until the Separation Date (or earlier redemption or expiration of the Rights), the Rights are only transferable with shares of the Common Stock, and the surrender for transfer of any certificates for shares of the Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. Following the Separation Date, separate certificates will evidence the Rights.

    The Rights will first become exercisable on the Separation Date (unless sooner redeemed). The Rights will expire at the close of business on August 3, 2008, unless the Rights are earlier redeemed or exchanged by the Company.

    In the event that any person becomes an Acquiring Person (a "Flip In Event"), each holder of a Right (except as provided below) will thereafter generally have the right to purchase, upon exercise of the Right for the then-current Purchase Price, that number of shares of Common Stock having a market value of two times the then-current Purchase Price.

    In the event that, following the Separation Date, the Company is acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed or 50 percent or more of its consolidated assets is sold, leased, exchanged, mortgaged, pledged or otherwise transferred or disposed of (in one transaction or a series of transactions) (a "Flip Over Event"), each holder of a Right (except as provided below) will thereafter generally have the right to purchase upon the exercise of the Rights at the then-current Purchase Price, that number of shares of Common Stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of such transaction would have a market value of two times the Purchase Price.

    Any "Flip In Event" or "Flip Over Event" is referred to herein as a "Triggering Event".

    Notwithstanding any of the foregoing, any Rights beneficially owned at any time on or after the Separation Date by an Acquiring Person or an affiliate or associate of an Acquiring Person (whether or not such ownership is subsequently transferred) will become null and void upon the occurrence of the earlier of the Board of Directors' decision to exchange the Rights and a Triggering Event, and any holder of such Rights will have no right to exercise the Rights.

    At any time prior to the earlier of (i) the closing of business on the tenth day following the time that it becomes public that an Acquiring Person has become such (with the possibility for the Board of Directors to extend this time for an additional time) and (ii) the Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $.0001 per Right. Immediately upon the action of the Company's Board of Directors electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights thereafter will be to receive the applicable redemption price.

    At any time any person becomes an Acquiring Person and prior to such time as such person, together with its affiliates and associates becomes the beneficial owner of at least 50 percent of the Company's outstanding Common Stock, the Company may, provided that all necessary regulatory approvals have been obtained, exchange the Rights (other than Rights owned by the Acquiring Person which become null and void), in whole or in part, at a ratio of one share of Common Stock per Right, subject to adjustment.

    In connection with the Company entering into the Merger Agreement, the Company has amended the Rights Agreement, (i) to render the Rights Agreement inapplicable to the Merger Agreement, the Shareholder Option Agreement, the Offer and the Merger, (ii) to ensure that (A) Parent and Purchaser, or either of them or their respective affiliates or Subsidiaries, are not deemed to be an Acquiring Person pursuant to the Rights Agreement and (B) neither a Separation Date nor a Stock Acquisition Date occur by reason of the execution and delivery of the Merger Agreement, the Shareholder Option Agreement or by the announcement or consummation of the Offer or the Merger (C) no Rights shall separate from the shares of Common Stock or otherwise become exercisable and (D) so that the Company will have no obligations under the Rights or the Rights Agreement (in connection with the Offer and the Merger) and the shareholders of the Company will have no rights, remedy or claim, whether legal or equitable, under the Rights or the Rights Agreement (in connection with the Offer and the Merger).

    13. Source and Amount of Funds

    Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $117,338,000. Purchaser will obtain such funds from Parent. Parent currently intends to obtain such funds from available cash on hand at the time of completion of the Offer.

    14. Certain Conditions of the Offer

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to Expiration Date that number of Shares which, together with any Shares beneficially owned by Purchaser or Parent (including Shares which Purchaser has the immediate right to acquire under the Shareholder Option Agreement), represents at least 75 percent of the total number of outstanding Shares on a fully diluted basis, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or
(iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exist:

      (a) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that is reasonably likely, directly or indirectly, to (1) make the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit or make materially more costly the consummation of the Offer or the Merger, (2) result in a significant delay in or restrict the ability of Purchaser to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or to effect the Merger, (3) render Purchaser unable to accept for payment or pay for or purchase some or all of the Shares pursuant to the Offer, (4) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company, (5) require the divestiture by Parent, Purchaser or any of their respective Subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries, (6) impose any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries or affiliates or (7) otherwise materially adversely affect Parent, Purchaser, the Company or any of their respective Subsidiaries or affiliates, or their business, assets, liabilities, condition (financial or otherwise), results of operations or prospects, or the value of the Shares or otherwise make consummation of the Offer or the Merger unduly burdensome;

      (b) there shall have been threatened, instituted or pending any action, proceeding or counterclaim by or before any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to obtain any material damages, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

      (c) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (2) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (3) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or (4) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

      (d) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or the Option Grantors or any of their respective affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 25 percent of the outstanding Shares;

      (e) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect;

      (f) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or any representation or warranty of the Company contained in the Merger Agreement that is qualified as to materiality shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct, and has had or is reasonably likely to have a material adverse effect on the Company, in each case either as of when made or at and as of any time thereafter; or

      (g) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the good faith judgment of Parent or Purchaser, in any case, and regardless of the circumstances (excluding any direct action or inaction by Parent or Purchaser or any of their affiliates which to Parent's and Purchaser's knowledge is reasonably likely to cause any of the above conditions to exist) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances (excluding any direct action or inaction by Parent or Purchaser or any of their affiliates which to Parent's and Purchaser's knowledge is reasonably likely to cause any of the above conditions to exist) or waived by Parent or Purchaser in whole or in part at any time or from time to time in its reasonable discretion subject to the terms and conditions of the Merger Agreement. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding on all parties.

    Notwithstanding the fact that Purchaser reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, Purchaser will either promptly pay for such Shares or promptly return such Shares.

    15. Certain Legal Matters

    General.

    Except as otherwise disclosed herein, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

    Antitrust Compliance.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration or earlier termination of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or the U.S. Federal Trade Commission (the "FTC"). Purchaser expects to make its filing with the Antitrust Division and the FTC on or about October 25, 1999. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Purchaser. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the sole discretion of Purchaser, be extended and, in any event, the purchase of and any payment for Shares will be deferred until the Expiration Date. Unless the Offer is extended, any extension of the waiting period may not give rise to any additional withdrawal rights. See Section 4.

    In practice, complying with a request for additional information or documentary material can take significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its Subsidiaries, or of the Company or its Subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Purchaser believes that consummation of the Offer would not violate any antitrust laws; there can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

    Although the parties to the Merger Agreement are required to cooperate and use their commercially reasonable efforts to defend vigorously against any action, suit proceeding or investigation relating to the Merger Agreement, Parent, Purchaser and their Subsidiaries or affiliates are not obligated to agree to limit their ownership rights of the Shares or to hold separate or divest any of the businesses, assets or properties of the Company or limit in material manner their or the Company's or its Subsidiaries' ability to conduct their respective businesses or own such assets or properties or the assets or businesses of the Company and its Subsidiaries or to control their respective businesses or operations or those of the Company and its Subsidiaries.

    State Take-over Laws.

    A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, shareholders, principal executive offices or principal places of business therein. In Edgar v. Mite Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

    A number of takeover provisions of the WBCL apply only to "resident domestic corporations". A resident domestic corporation is defined as a Wisconsin corporation that as of a relevant date satisfies any of the following four tests:

    1. Its principal offices are located in the State of Wisconsin.

    2. It has significant business operations located in the State of Wisconsin.

    3. More than 10 percent of the holders of record of its shares are residents of the State of Wisconsin.

    4. More than 10 percent of its shares are held of record by residents of the State of Wisconsin.

    For purposes of determining each of item 3 and 4, the relevant date is the most recent record date of the corporation before the date the person becomes an "interested stockholder" (as defined in the WBCL). The Company does not have its principal offices in the State of Wisconsin and does not have significant business operations located in the State of Wisconsin. However, the Company has advised Purchaser that as of the relevant record date, the first percentage of residence test was met. As a result, the provisions of the WBCL described below purport to apply to the Offer and the Merger.

    Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a "resident domestic corporation" and an "interested stockholder". The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange with an interested stockholder or a corporation which is, or after such merger or share exchange would be, an affiliate or associate of an interested stockholder, or the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5 percent of the aggregate market value of the stock or assets of the company or 10 percent of its earning power, or issuance of stock or rights to purchase stock with a market value equal to at least 5 percent of the aggregate market value of all of the outstanding stock, adoption of a plan of liquidation and certain other transactions, all involving an interested stockholder or an affiliate or associate of an interested stockholder. An "interested stockholder" is defined as a person who beneficially owns 10 percent of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10 percent of the voting power of the then outstanding voting stock of a corporation within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors of the corporation approved the business combination or the acquisition of stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the date on which the interested stockholder became such; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount; or (iv) the business combination is of a type excluded from the Wisconsin Business Combination Statute. The Wisconsin Business Combination Statute's prohibition on business combinations applies for three years after the acquisition of at least 10 percent of the outstanding shares without regard to the percentage of shares owned by the interested stockholder and cannot be avoided by subsequent action of the board of directors or shareholders. The Company's Board of Directors approved Purchaser's acquisitions of Shares in the Offer and pursuant to the Shareholder Option Agreement in connection with entering into the Merger Agreement and, therefore, the Wisconsin Business Combination Statute will not apply to the Merger.

    Sections 180.1130 to 180.1132 of the WBCL provide that "business combinations" involving a resident domestic corporation and a "significant shareholder" or an affiliate of a significant shareholder are subject to a supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. The Wisconsin Fair Price Statute defines a "business combination" to include a merger or share exchange (except for certain mergers or share exchanges, including a subsidiary merger without shareholder approval pursuant to Section 180.1104 of the WBCL) with a significant shareholder or a corporation which is, or after such merger or share exchange would be, an affiliate or associate of a significant shareholder or the sale, lease, exchange or other disposition involving all or substantially all of the property and assets of a corporation to a significant shareholder or an affiliate of a significant shareholder. A "significant shareholder" is defined as a person who beneficially owns 10 percent or more of the voting power of the outstanding voting shares of a corporation or an affiliate of the corporation which beneficially owned 10 percent or more of the power of the outstanding voting shares of the corporation within the last two years. Business combinations subject to the Wisconsin Fair Price Statute must be approved by 80 percent of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially owned by the significant shareholder who is party to the business combination or an affiliate or associate of a significant shareholder who is a party to the business combination, in each case, voting together as a single group. The supermajority voting provisions do not apply if the following fair price standards have been met: (i) the aggregate value of the per share consideration to be received by shareholders in the business combination is equal to the highest of (A) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination, whichever is higher; (B) the market value of the corporation's shares on the date of commencement of any tender offer initiated by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher or (C) the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and (ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares previously acquired by it, is offered. The amount to be paid for each Share in the Merger satisfies each of the conditions of the Wisconsin Fair Price Statute. Accordingly, the restrictions contained in such statute are not applicable to the Merger.

    Under Section 180.1150 of the WBCL (the "Wisconsin Control Share Statute"), unless the articles of incorporation otherwise provide, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of a resident domestic corporation held by any person or persons acting as a group in excess of 20 percent of the voting power in the election of directors is limited to 10 percent of the full voting power of those shares. The effect of the Wisconsin Control Share Statute is to require any person seeking to acquire a majority of the voting power of such corporation to own at least 75 percent of the issued and outstanding shares of such corporation. This restriction does not apply to shares acquired directly from the resident domestic corporation, shares acquired in certain specified transactions, or shares which have had their full voting power restored by the vote of a majority of the corporation.

    Chapter 552 of the Wisconsin Statutes (the "Wisconsin Corporate Take-Over Law") regulates a broad range of "take-over offers", making it unlawful to make a take-over offer involving a "target company" in Wisconsin or to acquire any equity securities of such target company pursuant to the take-over offer unless a registration statement has been filed with the Wisconsin division of securities 10 days prior to the commencement of the takeover offer, or such takeover offer is exempted. A "target company" as defined in the Wisconsin Corporate Take-Over Law means a corporation (a) which is organized under the laws of Wisconsin or which has its principal office in Wisconsin, (b) that has substantial assets located in Wisconsin, (c) whose equity securities are registered under Section 12 of the Exchange Act, and (d) which either has (i) at least 100 record holders who are residents of Wisconsin or (ii) at least 5 percent of the corporation's securities are held by residents of Wisconsin. The Company has represented to Purchaser that it does not have substantial assets located in Wisconsin. Accordingly the Wisconsin Corporate Take-Over Law will not apply to the Offer and Merger.

    The Wisconsin Administrative Code Section DFI-Section 6.05 (the "Wisconsin Going Private Rule") provides that an issuer, or any affiliated person of an issuer, is deemed to employ a "device, scheme or artifice" to defraud holders of securities, or to engage in an "act, practice or course of business which operates or would operate as a fraud or deceit" of the holders within the meaning of Section 551.41 of the Wisconsin Statutes, if the issuer or affiliated person enters into any transaction involving a purchase of any equity securities of the issuer, other than an arm's length purchase by a person not affiliated with the issuer, which transaction has, or may have, the effect of (i) causing a class of equity securities of the issuer to be subject to delisting from a national securities exchange registered under the Exchange Act or cease to be authorized to be quoted on Nasdaq or (ii) causing a class of equity securities of the issuer to be eligible for termination of registration, or suspension of reporting requirements under the Exchange Act. The Wisconsin Going Private Rule applies to any issuer whose equity securities of any class are registered under Section 12 of the Exchange Act, and which has 100 or more record holders of the securities in the State of Wisconsin (which number constitutes 20 percent or more of the total number of record holders of the securities) on the date of the initial offer, notice or solicitation relating to the proposed transaction. Based on previous no-action letters issued by the Securities Division of the Wisconsin Department of Financial Institutions and recent discussions between Purchaser's counsel and representatives of the Division, Purchaser has concluded that the Wisconsin Going Private Rule does not apply to the Offer or the Merger.

    16. Fees and Expenses

    Purchaser has retained Citibank, N.A. as Depository and Georgeson Shareholder Communications, Inc. as Information Agent. Citibank, N.A. and Georgeson will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer, including liabilities under applicable securities laws.

    Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

    17. Miscellaneous

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

    Purchaser and Parent have filed with the SEC a Statement on Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 8.

    No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                             SPHERE CORPORATION

                                  SCHEDULE A

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PARENT AND PURCHASER

    Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. The business address of each such person is One Financial Plaza, Hartford, CT 06101. Unless otherwise indicated, each such person is a citizen of the United States and has held his or her present position as set forth below for the past five years. Directors of Parent are indicated by an asterisk.

 Name, Citizenship and             Present Principal Occupation or Employment;
Current Business Address  Age  Material Positions Held During the Past Five Years
------------------------  --- ----------------------------------------------------
Dean C. Borgman.........   58 President, Sikorsky Aircraft Corp.; previously
                              Senior Vice President, The Boeing Company
                              (helicopter unit); former President, McDonnell
                              Douglas' helicopter business

Ari Bousbib.............   38 Vice President, Strategic Planning of Parent since
 Citizenship:                 1997; previously Managing Director, the Strategic
 French/Portuguese            Partners Group; Partner, Booz, Allen & Hamilton

William L. Bucknall,       56 Senior Vice President, Human Resources &
 Jr.....................      Organization, of Parent since 1992

John F. Cassidy, Jr ....   55 Senior Vice President, Science and Technology, of
                              Parent since 1998; previously Vice President, United
                              Technologies Research Center

Antonia Handler            70 Director of Parent since 1981; Senior Advisor and
 Chayes*................      Board Member of Conflict Management Group (CMG);
                              Senior Consultant to JAMS/ENDISPUTE; Adjunct
                              Lecturer at the Kennedy School of Government and Co-
                              Director of the Project on International Compliance
                              and Dispute Settlement at the Program on Negotiation
                              at Harvard Law School; member of the American Law
                              Institute and the Council on Foreign Relations

Louise Chenevert........   42 President, Pratt & Whitney since 1999; Executive
                              Vice President, Pratt & Whitney for operations,
                              worldwide purchasing, and aftermarket business from
                              June 1998-1999; Executive Vice President for
                              operations of Pratt & Whitney from January 1997-
                              1998; joined Pratt & Whitney Canada in 1993

Kevin Conway............   51 Vice President, Taxes, of Parent since 1995;
                              previously Director of Taxes, United Technologies
                              Corporation

George David*...........   57 Director of Parent since 1992; Chairman of Parent
                              since 1997; Chief Executive Officer of Parent since
                              1994; President of Parent from 1992 to 1999; member
                              of The Business Roundtable; Chairman and President
                              of the Boards of the Graduate School of Business
                              Administration at the University of Virginia, the
                              National Minority Supplier Development Council and
                              the U.S.--ASEAN Business Council


 Name, Citizenship and             Present Principal Occupation or Employment;
Current Business Address  Age  Material Positions Held During the Past Five Years
------------------------  --- ----------------------------------------------------
David J. Fitzpatrick....   45 Senior Vice President and Chief Financial Officer of
                              Parent since 1998; previously Vice President and
                              Controller, Eastman Kodak Co.; Finance Director,
                              Cadillac Luxury Car Division, Chief Accounting
                              Officer, General Motors Corp.

Jean-Pierre Garnier,       51 Director of Parent since 1997; Chief Operating
 Ph.D.*.................      Officer and Executive Member of the Board of
                              Directors of SmithKline Beecham plc, Philadelphia,
                              PA (pharmaceuticals) since 1995; Chairman,
                              SmithKline Beecham plc, Pharmaceuticals from 1994-
                              1995; Director of the Eisenhower Exchange Fellowship

Jay L. Haberland........   48 Vice President-Controller of Parent since 1996;
                              previously Acting Chief Financial Officer, Director
                              of Internal Auditing of Parent; Vice President,
                              Finance, Commercial & Industrial Group, The Black &
                              Decker Corporation

Ruth R. Harkin..........   55 Senior Vice President, International Affairs and
                              Government Relations of Parent since 1997;
                              previously President and Chief Executive Officer,
                              Overseas Private Investment Corporation

Karl J. Krapek*.........   50 Director of Parent since 1997; President and Chief
                              Operating Officer of Parent since 1999. Previously
                              Executive Vice President of Parent; President, Pratt
                              & Whitney; Chairman of the Board of Directors of the
                              Connecticut Capitol Region Growth Council; Chairman
                              of the MetroHartford Millennium Management Group;
                              Vice Chairman of the Board of Trustees of the
                              Connecticut State University System; member of the
                              Director's Advisory Board of the Yale Cancer Center;
                              Director of Saint Francis Care, Inc. and will serve
                              as 1999 General Campaign Chairman for the United Way
                              and Combined Health Appeal Community Campaign in
                              Hartford area

Charles R. Lee*.........   59 Director of Parent since 1994; Chairman and Chief
                              Executive Officer of GTE Corporation, Irving, Texas
                              (telecommunications); Director of The Procter &
                              Gamble Company; Director of the USX Corporation;
                              member of The Business Roundtable and The Business
                              Council; Trustee of the Board of Trustees of Cornell
                              University; Director of the New American Schools
                              Development Corporation; member of The Conference
                              Board; Harvard Business School's Board of Directors
                              of the Associates; Director of the Stamford Hospital
                              Foundation

John R. Lord............   55 President, Carrier Corporation since 1995;
                              previously President, Carrier NAO

Richard D. McCormick*...   59 Director of Parent since February, 1999; Chairman U
                              S WEST, Inc., Denver, Colorado (telecommunications).
                              Previously Chairman, President and Chief Executive
                              Officer of former parent company, also known as U S
                              WEST, Inc.; Director of United Airlines; Director of
                              Wells Fargo and Company; Director of Concept Five
                              Technologies; Chairman of the United States Council
                              for International Business; Vice President of the
                              International Chamber of Commerce; Chairman of
                              Creighton University; member of the Business
                              Council; Trustee of the Denver Art Museum; Board
                              Member of the American Indian College Fund


 Name, Citizenship and             Present Principal Occupation or Employment;
Current Business Address  Age  Material Positions Held During the Past Five Years
------------------------  --- ----------------------------------------------------
Ronald F. McKenna.......   59 President, Hamilton Sundstrand since June 21, 1999;
                              Executive Vice President and Chief Operating Officer
                              of Hamilton Sundstrand, Aerospace, May 6, 1996 to
                              June 21, 1996; Vice President of Business
                              Development, Sunstrand Aerospace, January, 1995 to
                              May, 1996; Vice President and General Manager of
                              Sunstrand Aerospace Electric Power, December,
                              1989 to January, 1995

Angelo J. Messina.......   46 Vice President, Financial Planning and Analysis of
                              Parent since 1998; previously Director, Financial
                              Planning and Analysis, of Parent; Vice President,
                              Strategic Planning, Pratt & Whitney; Director,
                              Investor Relations, of Parent

Stephen F. Page.........   59 Executive Vice President of Parent and President and
                              Chief Executive Officer, Otis Elevator since 1997;
                              previously Executive Vice President and Chief
                              Financial Officer of Parent

William J. Perry*.......   72 Director of Parent since 1997; Michael and Barbara
                              Berberian Professor at Stanford University, with a
                              joint appointment in the Department of Engineering-
                              Economic Systems & Operations Research and the
                              Institute for International Studies; Fellow at the
                              Hoover Institute; co-director of the Stanford-
                              Harvard Preventive Defense Project; previously
                              Secretary of Defense for the United States; Chairman
                              of Global Technology Partners; Director of Hambrecht
                              & Quist, LLC; The Boeing Company; and Cylink
                              Corporation

Frank P. Popoff*........   63 Director of Parent since 1996; Chairman, The Dow
                              Chemical Company, Midland, Michigan; Director of
                              American Express Company; U S West, Inc.; Chemical
                              Financial Corporation; and Michigan Molecular
                              Institute; member of the Business Council for
                              Sustainable Development; The Business Council; the
                              Council for Competitiveness; the American Chemical
                              Society; and director emeritus of the Indiana
                              University Foundation

Gilles A.H. Renaud......   53 Vice President-Treasurer of Parent since 1996;
                              previously Vice President and Chief Financial
                              Officer, Carrier Corporation

William H. Trachsel.....   56 Senior Vice President, General Counsel and Secretary
                              of Parent since 1998; previously Vice President,
                              Secretary and Deputy General Counsel of Parent

Andre Villeneuve*.......   54 Director of Parent since 1997; Executive Director of
                              Reuters Holdings PLC, London, England; member of
                              Reuters' Board of Directors; Chairman of Instinet
                              Corp., Reuters' electronic brokerage subsidiary;
                              Director of CGU plc

Harold Wagner*..........   63 Director of Parent since 1994; Chairman and Chief
                              Executive Officer, Air Products and Chemicals, Inc.,
                              Allentown, Pennsylvania; previously Chairman,
                              President and Chief Executive Officer, Air Products
                              and Chemicals, Inc.; Director of CIGNA Corporation;
                              Daido-Hoxan; Member of The Business Council; the
                              Policy Committee of The Business Roundtable; Member
                              of the Pennsylvania Business Roundtable; has served
                              on the Board of Trustees of Lehigh University

    Purchaser. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser. Except as otherwise noted, the business address of such person is One Financial Plaza, Hartford, CT 06101. Unless otherwise indicated, such person is a citizen of the United States.

 Name, Citizenship and             Present Principal Occupation or Employment;
Current Business Address  Age  Material Positions Held During the Past Five Years
------------------------  --- ----------------------------------------------------
Ari Bousbib.............   38 Director of Purchaser since October 1999; President
 Citizenship:                 of Purchaser since October 1999; Vice President,
 French/Portuguese            Strategic Planning of Parent since 1997; previously
                              Managing Director, the Strategic Partners Group;
                              Partner, Booz, Allen & Hamilton
Lawrence V. Mowell......   51 Director of Purchaser since October, 1999; Associate
                              General Counsel of Parent since 1998; Vice President
                              and General Counsel, UT Finance 1992-1998

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or such Shareholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary For The Offer Is:

                                Citibank, N.A.

        By Mail:                   By Hand:                  By Courier:
     Citibank, N.A.             Citibank, N.A.         915 Broadway, 5th Floor
      P.O. Box 685          Corporate Trust Window       New York, NY 10010
      Old Chelsea         111 Wall Street, 5th Floor
      Station                 New York, NY 10043

      New York, NY
       10113


                          By Facsimile Transmission:
                       (for Eligible Institutions only)
                                (212) 505-2248

                        Confirm Facsimile Transmission
                               By Telephone Only
                                (800) 270-0808

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                  Georgeson Shareholder Communications, Inc.

                                17 State Street
                                  10th Floor
                           New York, New York 10004

                Banks and brokers call collect: (212) 440-9800
                   All others call toll free: (888) 223-2064